PRESS RELEASE

Filing under Rule 425 under the Securities Act of 1933 and deemed filed under Rule 14a-12 of the Securities Exchange Act of 1934 Filing by: Precision Therapeutics Inc.: SEC File Nos. 001-36790; and 333-221966

Precision Therapeutics Reports Third Quarter 2018 Financial Results

MINNEAPOLIS (November 14, 2018) - Precision Therapeutics Inc. (NASDAQ: AIPT) (“Precision” or “the Company”), a company focused on applying artificial intelligence to personalized medicine and drug discovery, announced today financial results for the three and nine months ended September 30, 2018 and provided a business update.

Highlights of the third quarter of 2018 and recent weeks include:

•	Filed a Form S-4 registration statement with the Securities and Exchange Commission (“SEC”) regarding its proposed merger transaction with Helomics Holding Corporation (“Helomics”)

•	TumorGenesis, Inc. (“TumorGenesis”), a wholly owned subsidiary of Precision, achieved its first milestone by developing a discovery kit for screening ovarian cancer cell types, which is now being offered to its clients. The kit was developed using technology that Precision's joint venture partner, GLG Pharma LLC (“GLG”), licensed from a research institution.

•	Formed a new Scientific and Medical Advisory Board and announced the appointment of:

o	Marc Malandro PhD, CLP, RTTP, Vice President of Operations for Science at the Chan Zuckerberg Initiative.

o	Amelia Wall Warner, PharmD, RPh, Founder and CEO of Clinical Trial Concepts.

o	Robert Murphy, Ph.D. Ray and Stephanie Lane Professor of Computational Biology and Head of the Computational Biology Department in the School of Computer Science at Carnegie Mellon University.

o	Paul Kornblith, M.D., Founder and former Chairman and CEO of Helomics Corporation. Dr. Kornblith currently serves as the Medical Advisor to Helomics, the Pittsburgh Life Sciences Greenhouse, and the Innovation Institute; as an Adjunct Professor in the School of Health and Rehabilitation at the University of Pittsburgh; and as the Western Pennsylvania Director for Life Sciences.

o	Hector Gomez, MD, PHD, President & CEO, Co-Founder of GLG Pharma, LLC.

o	Paul Sweetnam, founder of CellBridge, LLC.

o	Tony Frudakis. Previously Co-Founder & Chief Scientific Officer at DNAPrint Genomics.

o	Ratmir Derda, Associate Professor at the University of Alberta.

Highlights from Helomics, which is 25% owned by Precision Therapeutics:

•	Precision Oncology Insights business: continued to increase efforts on the outreach program to oncologists, driving growth in the numbers of specimens.

•	Contract Research Organization (“CRO”) business: signed a major deal with a patient advocacy organization, the National Alopecia Areata Foundation, which is expected to generate both project fees and recurring revenue over many years.

•	D-CHIP™ (“Digital Clinical Health Insights Platform”): continued to add to this large repository of genomic and drug response profiles by signing a partnership agreement with Genome England’s 100,000 genomes project. This will allow Helomics to access data from the UK’s 100,000 genomes project to build out D-CHIP, especially in the area of Ovarian Cancer.

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Highlights from Skyline Medical, a division of Precision Therapeutics:

•	Sold ten STREAMWAY Systems in the third quarter of 2018, compared with two STREAMWAY Systems in Q3 2017, bringing the total number of STREAMWAY Systems sold to 142 as of September 30, 2o18

o	This included the first STREAMWAY sale in Europe, to a clinic based in Switzerland

•	Attended MEDICA, the leading international trade fair for the medical sector, which attracts more than 5,000 exhibitors from 70 countries

•	Partnered with Prenit World, an international distributor of medical infrastructure solutions for healthcare facilities, to market the STREAMWAY System in India. Signing this international distribution agreement represents the Company’s entry into India’s healthcare market.

•	Signed independent distribution agreement in Pakistan with MediUrge, which is contractually guaranteed to purchase eighteen units in 2019

•	Announced upgrades to the STREAMWAY System, with the anticipated launched of the Generation 3 STREAMWAY in Q1 2019, and the STREAMWAY Plus in the first half of 2019

Dr. Carl Schwartz, Chief Executive Officer of Precision, commented, “This is a critical period in the Company’s evolution as we implement several major initiatives to advance our growth strategy in both the contract research organization (“CRO”) services sector, through our TumorGenesis subsidiary and our investment in Helomics, and in the medical device market, through our Skyline Medical division.

“Our Skyline Medical division sold 10 STREAMWAY System units in the third quarter, which included our first sale outside North America - a turning point for us as it represents the opening up of a much larger market. The speed with which our first sale in Europe was secured, we believe, is indicative of how well-suited the STREAMWAY is to the European market and will pave the way for future sales in the region. As we look to expand our sales network globally, we also signed with Prenit World in India, and, in recent days, we partnered with an independent distributor in Pakistan, MediUrge, which has contractually guaranteed to purchase eighteen units next year, such is their confidence in their ability to sell our product in Pakistan. We continue to expand our global sales network and generate additional sales for the Company. To support our commercialization strategy in the U.S., we are hiring several additional seasoned sales people that have decades of experience in the OR and medical device field. These additional hires are expected to springboard our growth in 2019, coupled with our latest-generation STREAMWAY System technology which we will launch next year.”

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Dr. Schwartz continued, “At TumorGenesis, our aim is to produce a more accurate, predictive model of how treatments will perform, by growing human tumors outside the body that closely mimic the patient’s internal environment and ‘fool’ the cancer cells into thinking they are inside a human patient’s body. This is expected to generate a more accurate response when testing drugs for personalized therapy and in the development of new drugs. We are making solid progress executing against this strategy and have reached our first milestone, with TumorGenesis developing a discovery kit for screening of ovarian cancer cell types. The kit is now being made available to clients of TumorGenesis for whole cell screening in Clinical Research Projects. We are excited about this accomplishment as we believe this completely new and revolutionary method of screening will ultimately represent a major breakthrough for ovarian cancer patients, as these cells are unique and are difficult to culture.”

Mr. Jerry Vardzel, CEO of Helomics, in which Precision Therapeutics has a 25% stake, commented, “Helomics has continued to execute on its business model in Q3 through its three complementary business pillars, all of which are revenue generating, with growth strategies in place. Our boutique contract research organization, or ‘CRO’, go-to-market strategy is via our HelomicsDiscover™ program which helps drive the discovery of the next generation of precision cancer therapies. In Q3 we signed a major deal with a patient advocacy organization, the National Alopecia Areata Foundation, which is expected to generate both project fees and recurring revenue over many years.

“The build out of our D-CHIP (AI-powered Bio Informatics Platform) continues as we continue to add to our large repository of genomic and drug response profiles from the initial 150,000 anonymized clinical tests, performed on the patient’s own tumor. We recently signed a partnership agreement with Genome England’s 100,000 genomes project. Through this partnership we have use of a very expensive whole genome sequencer and access to the data they have generated on patient’s entire DNA which will allow us to build out D-CHIP especially in the area of ovarian cancer.

“We also continue to make progress at our Precision Oncology Insights business with our outreach program to oncologists, which is generating growth in our specimen numbers. Higher specimen numbers represent revenue from the clinical testing, plus additional revenue in the form of data for the D-CHIP and as appropriately consented material for our CRO services business,” concluded Mr. Vardzel.

Financial Results

Revenue for the three months ended September 30, 2018 was $329,930, compared with $152,535 for the three months ended September 30, 2017. Revenue was derived from the sales of ten STREAMWAY Systems and the sale of STREAMWAY disposable products during the third quarter of 2018.

Gross profit for the three months ended September 30, 2018 was $246,924 or 74.8% of revenue, compared with $123,829 or 81.2% of revenue for the same period in 2017.

Total operating expenses for the three months ended September 30, 2018 were $2.1 million, compared with $1.1 million for the three months ended September 30, 2017. The increase was primarily the result of consulting fees due to the TumorGenesis build-up and higher sales and marketing fees related to the STREAMWAY System.

PRESS RELEASE

The Company also reported a $645,786 loss related to the Company’s 25% equity method investment in Helomics, for the three-month period.

Comprehensive loss for the three months ended September 30, 2018, which includes this loss on equity method investment, was $2.5 million or a loss of $0.19 per share. This compares with comprehensive loss for the three months ended September 30, 2017 of $1.0 million or a loss of $0.16 per share.

Revenue for the nine months ended September 30, 2018 was $1,100,108, compared with $434,523 for the nine months ended September 30, 2017. Revenue was derived from the sales of 35 STREAMWAY Systems and the sale of STREAMWAY disposable products during the first nine months of 2018.

Gross profit for the nine months ended September 30, 2018 was $790,788 or 71.9% of revenue, compared with $346,814 or 79.8% of revenue for the same period in 2017.

Total operating expenses for the nine months ended September 30, 2018 were $5.8 million, compared with $5.2 million for the nine months ended September 30, 2017. The increase was due to higher sales and marketing costs associated with the STREAMWAY System and higher operations expenses due to the TumorGenesis build-up and was partially offset by lower General and Administrative expenses.

The Company also reported a $1,606,294 loss related to the Company’s equity method investment in Helomics, for the nine-month period.

Comprehensive loss for the nine months ended September 30, 2018, which includes this loss on equity method investment, was $6.6 million or a loss of $0.55 per share. This compares with a comprehensive loss for the nine months ended September 30, 2017 of $4.9 million or a loss of $0.78 per share.

The Company had cash, cash equivalents and marketable securities of $209,891 as of September 30, 2018, compared with $766,189 as of December 31, 2017. In the first week of October 2018, the Company received $1,815,000 net proceeds from the private placement of secured convertible promissory notes, which is represented on the Balance Sheet as a Loan Receivable; half of that amount was advanced to Helomics.

Conference Call and Webcast

Management will also hold a conference call to provide a general business update and discuss upcoming milestones. The conference call is scheduled to begin today at 4:30 p.m. Eastern Time. A webcast of the event will be available via the ‘Investor Info’ section of the Company’s website at http://www.precisiontherapeutics.com/.

To access the conference call, U.S.-based listeners should dial +1 (800) 239-9838 and international listeners should dial +1 (323) 794-2551. All listeners should provide the following passcode: 7614019.

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A dial-in replay of the call will also be available to those interested until November 28, 2018. To access the replay, dial +1 (844) 512-2921 (United States) or +1 (412) 317-6671 (International) and enter replay pin number: 7614019.

To be added to the Precision Therapeutics’ database, please email Info@MoneyInfo-llc.com with your email address. This is solely for the use of Precision Therapeutics and will not be sold or distributed to third parties.

About Precision Therapeutics Inc.

Precision Therapeutics (NASDAQ:AIPT) operates in two business areas: first, applying artificial intelligence to personalized medicine and drug discovery to provide personalized medicine solutions for patients and clinicians as well as clients in the pharmaceutical, diagnostic, and biotech industries, and second, production of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal. For additional information, please visit www.precisiontherapeutics.com.

Precision Therapeutics’ medicine business is committed to improving the effectiveness of cancer therapy using the power of artificial intelligence (AI) applied to rich data diseases databases. This business has launched with Precision Therapeutics' investment in Helomics Corporation, a precision medicine company and integrated clinical contract research organization whose mission is to improve patient care by partnering with pharmaceutical, diagnostic, and academic organizations to bring innovative clinical products and technologies to the marketplace.  In addition to its proprietary precision diagnostics for oncology, Helomics offers boutique CRO services that leverage their patient-derived tumor models, coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to our client's specific needs. Helomics is currently 25% owned by Precision Therapeutics.  Helomics® is headquartered in Pittsburgh, Pennsylvania where the company maintains state-of-the-art, CLIA-certified, clinical and research laboratories. For more information, please visit www.Helomics.com.

Precision Therapeutics has also announced the formation of a subsidiary, TumorGenesis to pursue a new rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. Precision Therapeutics and Helomics have also announced a proposed joint venture with GLG Pharma focused on using their combined technologies to bring personalized medicines and testing to ovarian and breast cancer patients, especially those who present with ascites fluid (over one-third of patients). The growth strategy in this business includes securing new partnerships and considering acquisitions in the precision medicine space.

Sold through the Skyline Medical business of Precision Therapeutics, The STREAMWAY System virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement, and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

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Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include (1) risks related to the proposed merger with Helomics, including the fact that we may not complete the merger; we do not have complete information about Helomics; the combined company will not be able to continue operating without additional financing; possible failure to realize anticipated benefits of the merger; costs associated with the merger may be higher than expected; the merger may result in disruption of the Company’s and Helomics’ existing businesses, distraction of management and diversion of resources; delay in completion of the merger may significantly reduce the expected benefits; and the market price of the Company’s common stock may decline as a result of the merger; (2) risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns; and (3) other risks and uncertainties relating to the Company that include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; sales cycles that can be longer than expected, resulting in delays in projected sales or failure to make such sales; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

PRESS RELEASE

Contacts:
Investor Relations
KCSA Strategic Communications
Elizabeth Barker
(212) 896-1203
ebarker@kcsa.com

MONEYINFO, LLC
Charles Moskowitz
617-827-1296
info@moneyinfo-llc.com

PRESS RELEASE

PRECISION THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and Cash Equivalents	$209,891	$766,189
Certificates of Deposit	-	244,971
Accounts Receivable	238,598	137,499
Loan Receivable – Bridge Loan	1,815,000	-
Notes Receivable	163,468	667,512
Inventories	278,155	265,045
Prepaid Expense and other assets	404,428	289,966
Total Current Assets	3,109,540	2,371,182

Notes Receivable	1,134,774	1,070,000
Fixed Assets, net	198,258	87,716
Intangibles, net	973,127	95,356
Total Assets	$5,415,699	$3,624,254

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$409,099	$140,462
Note Payable – Bridge Loan Net of Discount of $1,293,047	1,004,680	-
Accrued Expenses	315,039	785,215
Derivative Liability	645,008	-
Deferred Revenue	15,306	6,663

Total Liabilities	2,389,132	932,340
Commitments and Contingencies	-	-
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Series C Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 0 and 647,819 outstanding	-	6,479
Common Stock, $.01 par value, 50,000,000 authorized, 13,398,339 and 6,943,283 outstanding	133,983	69,432
Additional paid-in capital	64,297,137	57,380,256
Accumulated Deficit	(61,405,345)	(54,765,045)

Total Stockholders' Equity	3,026,567	2,691,914

Total Liabilities and Stockholders' Equity	$5,415,699	$3,624,254

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PRECISION THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$329,930	$152,535	$1,100,108	$434,523

Cost of goods sold	83,006	28,706	309,320	87,709

Gross margin	246,924	123,829	790,788	346,814

General and administrative expense	762,603	621,716	2,708,274	3,968,493

Operations expense	723,939	192,536	1,390,434	575,467

Sales and marketing expense	621,465	301,672	1,726,087	680,396

Total Expense	2,108,007	1,115,924	5,824,795	5,224,356

Loss on equity method investment	(645,786)	-	(1,606,294)	-

Net loss attributable to common shareholders	(2,506,869)	(992,095)	(6,640,301)	(4,877,542)

Comprehensive loss	$(2,506,869)	$(992,095)	$(6,640,301)	$(4,877,542)

Loss per common share - basic and diluted	$(0.19)	$(0.16)	$(0.55)	$(0.78)

Weighted average shares used in computation - basic and diluted	13,252,605	6,232,761	12,178,285	6,283,567

See Notes to Condensed Consolidated Financial Statements